Exhibit 99.1

XPO Logistics Announces First Quarter 2015 Results

Agrees to acquire Bridge Terminal Transport to expand drayage capacity

Raises 2015 year-end run rate targets to at least $9.5 billion of revenue and $625 million of EBITDA

Rebrands all services as XPO Logistics and launches new website

GREENWICH, Conn. — May 4, 2015 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the first quarter of 2015. Total gross revenue increased 148.9% year-over-year to $703.0 million, and net revenue increased 349.0% to $262.2 million.

The company reported a net loss of $14.7 million for the quarter, compared with a net loss of $28.3 million for the same period in 2014. The net loss available to common shareholders was $15.4 million, or a loss of $0.20 per diluted share, compared with a net loss available to common shareholders of $29.1 million, or a loss of $0.70 per diluted share, for the same period in 2014.

The adjusted net loss available to common shareholders, a non-GAAP measure, was $9.9 million, or a loss of $0.13 per share for the quarter, excluding the items detailed below. This compares to an adjusted net loss available to common shareholders of $16.7 million, or a loss of $0.40 per share, for the first quarter of 2014.

Adjusted net loss available to common shareholders for the first quarter of 2015 excludes: $6.5 million, or $4.8 million after-tax, of costs related to the conversion of the company’s convertible senior notes; $0.6 million, or $0.4 million after-tax, of transaction and integration costs; and $0.5 million, or $0.3 million after-tax, of accelerated amortization of trade names related to the rebranding to XPO Logistics. Reconciliations of adjusted net loss available to common shareholders and adjusted EPS are provided in the attached financial tables.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, improved to $29.2 million for the quarter, compared with $0.6 million for the same period in 2014. Adjusted EBITDA in the first quarter of 2015 excludes $0.6 million of transaction and integration costs and includes $2.3 million of non-cash share-based compensation. A reconciliation of adjusted EBITDA to net loss is provided in the attached financial tables.

Agrees to Acquire Bridge Terminal Transport

On May 4, 2015, XPO entered into a definitive agreement to acquire Bridge Terminal Transport Services, Inc. (“BTT”), one of the largest asset-light drayage providers in the United States. The transaction is subject to customary closing conditions, including antitrust clearance, and is expected to close in the second quarter of 2015. The transaction is expected to be immediately accretive to earnings before the benefits of cross-selling and other synergies. XPO intends to rebrand and integrate BTT with XPO Logistics.

The purchase price is $100 million, excluding any working capital adjustments, with no assumption of debt. BTT had revenue of $232.0 million for the trailing 12 months ended March 31, 2015. The purchase price represents a consideration of 8.1 times EBITDA of $12.4 million for the same 12-month period.

In business for 33 years, BTT arranges ground transportation through a network of 28 terminals and approximately 1,300 independent owner operators. BTT has approximately 250 employees and 1,800 customers, including many multinational companies, with its top ten customers having an average tenure of 19 years with BTT. The acquisition will significantly expand XPO’s drayage capacity on the East Coast.

Raises Full Year Financial Targets

In light of XPO’s previously announced agreement to acquire Norbert Dentressangle SA, and its agreement to acquire Bridge Terminal Transport Services, Inc., the company has raised its 2015 targets to an annual revenue run rate of at least $9.5 billion and an annual EBITDA run rate of at least $625 million by December 31.

CEO Comments

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “Our first quarter performance reflects the resilience of our diversified service offering. We generated strong results in our last mile and expedite businesses, and in our logistics segment. These gains were offset by a weak spot market for freight brokerage and the disruption of our intermodal business due to the West Coast port slowdowns. March was a more broadly favorable operating environment, with an upswing that continued into April.”

Jacobs continued, “We’re continuing to invest in resources that make our core services more compelling to customers. Today we agreed to acquire BTT, one of the largest asset-light drayage providers in the United States. Our purchase of BTT will almost triple our drayage capacity to over 2,000 independent owner operators. When we close the transaction, we’ll have approximately 6,200 independent owner operators in our network, providing service to our customers in intermodal, last mile and expedite. We’ll integrate BTT and rebrand the operations under our single, global brand of XPO Logistics.”

Jacobs concluded, “In light of our recent M&A announcements, we’ve raised our 2015 targets for revenue and EBITDA. We’re now targeting a year-end revenue run rate of at least $9.5 billion, and EBITDA of at least $625 million – more than twice the EBITDA target we set just three months ago.”

First Quarter 2015 Results by Segment

•	Transportation: The company’s transportation segment, which includes truck brokerage and intermodal, last mile, expedite and global forwarding, generated total gross revenue of $562.2 million for the quarter, a 99.1% increase from the same period in 2014. The year-over-year increase in revenue was primarily due to acquisitions of intermodal and last mile companies, as well as 10% organic growth, or an estimated 18% organic growth excluding the impacts of lower fuel prices. Net revenue margin for the first quarter was 21.6%, compared with 20.7% in 2014. The increase was primarily due to the acquisitions, and to margin improvements in the truck brokerage and last mile businesses. First quarter EBITDA for the segment improved to $23.3 million, compared with $10.8 million a year ago. First quarter operating income for the segment improved to $3.6 million, compared with $0.1 million a year ago. The increases in EBITDA and operating income were largely due to improved performance by the company’s truck brokerage and expedite businesses, and to the intermodal acquisition. A reconciliation of EBITDA to operating income for the transportation segment is provided in the attached financial tables.

•	Logistics: The company’s logistics segment, which provides contract logistics and related supply chain services, generated net revenue of $140.8 million, EBITDA of $20.1 million and operating income of $6.4 million. XPO’s acquisition of the contract logistics business was completed on September 2, 2014. A reconciliation of EBITDA to operating income for the logistics segment is provided in the attached financial tables.

•	Corporate: Corporate SG&A expense was $14.8 million, compared with $21.5 million for the first quarter of 2014. The decrease was primarily due to a reduction in transaction-related costs. Corporate SG&A for the quarter includes: $1.2 million, or $0.7 million after-tax, of transaction and integration costs related to acquisitions; $2.3 million, or $1.4 million after-tax, of non-cash share-based compensation; and $1.2 million, or $0.7 million after-tax, of litigation costs.

Rebrands All Services as XPO Logistics and Launches New Website at www.xpo.com

The company has aligned its services under the single global brand of XPO Logistics. The rebranding reflects XPO’s ability to serve customers with a complete range of supply chain solutions, including freight brokerage, intermodal, technology-enabled contract logistics, last mile, expedite and global forwarding.

In conjunction with the rebranding, the company has launched a single, integrated web presence at www.xpo.com. The new site serves as the online point of contact for XPO’s customers, carriers, job seekers and other interested parties.

Opens Global Forwarding Cold-start

The company further expanded its global forwarding network with the addition of a cold-start location in Fort Lauderdale, Fla., in the first quarter.

Conference Call

The company will hold a conference call on Tuesday, May 5, 2015, at 8:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-800-708-4539; international callers dial +1-847-619-6396. A live webcast of the conference will be available on the investor relations area of the company’s website, www.xpo.com/investors. The conference will be archived until June 4, 2015. To access the replay by phone, call toll-free (from U.S./Canada) 1-888-843-7419; international callers dial +1-630-652-3042. Use participant passcode 39419720.

About XPO Logistics, Inc.

XPO Logistics, Inc. (NYSE: XPO) is one of the largest and fastest-growing providers of transportation and logistics services in North America. The company is the second largest freight brokerage firm, the third largest provider of intermodal services, the largest provider of last mile logistics for heavy goods, the largest manager of expedite shipments, and a leading provider of highly engineered, technology-enabled contract logistics, with growing positions in managed transportation, global forwarding and less-than-truckload brokerage. XPO facilitates more than 39,000 deliveries a day through its service portfolio.

XPO has 201 locations and over 10,000 employees. Its two business units – transportation and logistics – utilize relationships with ground, rail, sea and air carriers and other suppliers to serve over 15,000 customers in the manufacturing, retail, e-commerce, industrial, technology, aerospace, commercial, life sciences and governmental sectors. The company has more than 4,900 trucks under contract to its drayage, expedite and last mile subsidiaries, and has access to additional capacity through its relationships with over 32,000 other carriers. For more information: www.xpo.com

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules, such as adjusted net loss available to common shareholders and adjusted earnings (loss) before interest, taxes, depreciation and amortization (“adjusted EBITDA”), in each case for the quarters ended March 31, 2015 and 2014. As required by SEC rules, we provide reconciliations of these measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the attachments to this release. We believe that adjusted net loss available to common shareholders improves comparability from period to period by removing the impact of nonrecurring expense items, including costs related to the conversion of the company’s convertible senior notes; acquisition-related transaction and integration costs; and accelerated amortization of trade names related to the rebranding to XPO Logistics. We believe that adjusted EBITDA improves comparability from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization) and tax consequences, in addition to the nonrecurring expense items noted above. In addition to its use by management, we believe that adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of companies in our industry. Other companies may calculate adjusted EBITDA differently, and therefore our measure may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from adjusted EBITDA are significant and necessary components of the operations of our business, and, therefore, adjusted EBITDA should only be used as a supplemental measure of our operating performance.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the expected closing dates for the acquisitions by XPO Logistics of Norbert Dentressangle SA and Bridge Terminal Transport Services, Inc. (“BTT”), the expected impact of the transactions and the related financing, including the expected impact on XPO Logistics’ results of operations and EBITDA, and the expected ability to retain acquired companies’ businesses and to grow XPO’s and the acquired companies’ businesses. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include those discussed in XPO’s filings with the SEC and the following: economic conditions generally; competition; XPO’s ability to find suitable acquisition candidates and execute its acquisition strategy; the expected impact of the Norbert Dentressangle and BTT acquisitions, including the expected impact on XPO’s results of operations; the ability to obtain the requisite regulatory approvals and, in the case of the BTT acquisition, to satisfy other closing conditions; XPO’s ability to successfully complete the contemplated tender offer and acquisition of Norbert Dentressangle’s publicly held shares; the ability to successfully integrate and realize anticipated synergies and cost savings with respect to Norbert Dentressangle, BTT and other acquired companies; XPO’s ability to raise debt and equity capital; XPO’s ability to attract and retain key employees to execute its growth strategy, including retention of Norbert Dentressangle’s and BTT’s management teams; litigation, including litigation related to alleged misclassification of independent contractors; the ability to develop and implement a suitable information technology system; the ability to maintain positive relationships with XPO’s, Norbert Dentressangle’s and BTT’s networks of third-party transportation providers; the ability to retain XPO’s, Norbert Dentressangle’s, BTT’s and other acquired companies’ largest customers; rail and other network changes; weather and other service disruptions; and governmental regulation. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, XPO or its businesses or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and XPO undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.

Information concerning Norbert Dentressangle contained in this press release has been sourced from publicly available information. The public tender offer that will be filed by XPO on Norbert Dentressangle shares will be described in an information memorandum, which will be subject to the review and approval of the French Autorité des marchés financiers.

Investor Contact:

XPO Logistics, Inc.

Tavio Headley, +1-203-930-1602

tavio.headley@xpo.com

Media Contact:

Brunswick Group

Gemma Hart, +1-212-333-3810

XPO Logistics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2015	2014
Revenue	$703.0	$282.4
Operating expenses
Cost of purchased transportation and services	440.8	224.0
Direct operating expense	151.2	4.0
Sales, general and administrative expense	115.8	75.8

Total operating expenses	707.8	303.8

Operating loss	(4.8)	(21.4)

Other expense	0.4	0.1
Interest expense	23.1	10.1

Loss before income tax benefit	(28.3)	(31.6)
Income tax benefit	(13.6)	(3.3)

Net loss	(14.7)	(28.3)
Cumulative preferred dividends	(0.7)	(0.8)

Net loss available to common shareholders	$(15.4)	$(29.1)

Basic loss per share
Net loss	$(0.20)	$(0.70)
Diluted loss per share
Net loss	$(0.20)	$(0.70)
Weighted average common shares outstanding
Basic weighted average common shares outstanding	78.8	41.3
Diluted weighted average common shares outstanding	78.8	41.3

XPO Logistics, Inc.

Condensed Consolidated Balance Sheets

(In millions, except share and per share data)

	March 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,034.3	$644.1
Accounts receivable, net of allowances of $10.0 and $9.8, respectively	504.7	543.8
Prepaid expenses	16.5	13.2
Deferred tax asset	1.6	9.2
Income tax receivable	—	15.4
Other current assets	10.3	7.4

Total current assets	1,567.4	1,233.1

Property and equipment, net of $63.0 and $47.3 in accumulated depreciation, respectively	219.2	221.9
Goodwill	967.8	929.3
Identifiable intangible assets, net of $92.6 and $74.6 in accumulated amortization, respectively	343.0	341.5
Restricted cash	5.0	9.1
Other long-term assets	30.7	26.3

Total long-term assets	1,565.7	1,528.1

Total assets	$3,133.1	$2,761.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$245.1	$252.7
Accrued salaries and wages	46.1	50.1
Accrued expenses, other	98.4	69.8
Current maturities of long-term debt	1.8	1.8
Other current liabilities	7.0	6.7

Total current liabilities	398.4	381.1

Senior notes due 2019	915.5	500.0
Convertible senior notes	63.4	91.9
Revolving credit facility and other long-term debt, net of current maturities	0.4	0.2
Deferred tax liability	41.5	74.5
Other long-term liabilities	35.5	58.4

Total long-term liabilities	1,056.3	725.0

Commitments and contingencies
Stockholders’ equity:
Series A convertible perpetual preferred stock, $.001 par value; 10,000,000 shares; 73,335 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	42.2	42.2
Common stock, $.001 par value; 150,000,000 shares authorized; 79,659,071 and 77,421,683 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	0.1	0.1
Additional paid-in capital	1,870.6	1,831.9
Accumulated deficit	(234.5)	(219.1)

Total stockholders’ equity	1,678.4	1,655.1

Total liabilities and stockholders’ equity	$3,133.1	$2,761.2

XPO Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2015	2014
Operating activities
Net loss	$(14.7)	$(28.3)
Adjustments to reconcile net loss to net cash from operating activities
Provisions for allowance for doubtful accounts	1.1	2.2
Depreciation and amortization	33.8	11.3
Stock compensation expense	2.3	2.2
Accretion of debt	1.6	1.4
Deferred tax expense	(15.8)	(4.5)
Loss on conversion of debt	6.5	2.3
Other	(0.3)	(0.1)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	50.6	(56.4)
Income tax receivable	15.8	2.3
Prepaid expense and other current assets	(4.6)	0.1
Other long-term assets	(0.8)	(0.1)
Accounts payable	(10.6)	48.7
Accrued expenses and other liabilities	(17.6)	10.2

Cash flows provided (used) by operating activities	47.3	(8.7)

Investing activities
Acquisition of businesses, net of cash acquired	(58.2)	(191.0)
Payment for purchases of property and equipment	(11.4)	(3.9)
Other	—	0.2

Cash flows used by investing activities	(69.6)	(194.7)

Financing activities
Proceeds from common stock offerings	—	414.0
Payment for equity issuance costs	—	(0.8)
Proceeds from issuance of senior notes	414.7	—
Payment for debt issuance costs	(4.5)	—
Repayment of borrowings on revolving credit facility	—	(75.0)
Payment for cash held as collateral in lending arrangement	—	(11.3)
Receipt of cash held as collateral in lending arrangement	5.0	—
Dividends paid to preferred stockholders	(0.7)	(0.7)
Other	(2.0)	(0.4)

Cash flows provided by financing activities	412.5	325.8

Net increase in cash	390.2	122.4
Cash and cash equivalents, beginning of period	644.1	21.5

Cash and cash equivalents, end of period	$1,034.3	$143.9

Supplemental disclosure of cash flow information:
Cash paid for interest	$39.9	$4.3
Cash received from income taxes	$(13.9)	$(1.5)

Transportation

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2015	2014	$ Variance	Change %
Revenue	$562.2	$282.4	$279.8	99.1%
Cost of purchased transportation and services	440.8	224.0	216.8	96.8%

Net revenue	121.4	58.4	63.0	107.9%

Direct operating expense	30.2	4.0	26.2	655.0%
SG&A expense
Salaries & benefits	48.3	31.2	17.1	54.8%
Other SG&A expense	14.5	9.7	4.8	49.5%
Purchased services	5.7	2.7	3.0	111.1%
Depreciation & amortization	19.1	10.7	8.4	78.5%

Total SG&A expense	87.6	54.3	33.3	61.3%

Operating income	$3.6	$0.1	$3.5	3500.0%

Accelerated amortization of trade names	0.1	—	0.1	100.0%
Other depreciation & amortization	19.6	10.7	8.9	83.2%

EBITDA	$23.3	$10.8	$12.5	115.7%

Transportation

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2015	2014
Revenue by Service Offering
Truckload and Intermodal	$352.2	$144.6
Last Mile	134.1	87.1
Expedite	37.7	33.8
Global Forwarding	45.1	19.5
Eliminations	(6.9)	(2.6)

Total Revenue by Service Offering	$562.2	$282.4

Net Revenue by Service Offering
Truckload and Intermodal	$64.8	$19.9
Last Mile	38.9	24.4
Expedite	12.7	11.4
Global Forwarding	5.0	2.7

Total Net Revenue by Service Offering	$121.4	$58.4

Net Revenue % by Service Offering
Truckload and Intermodal	18.4%	13.8%
Last Mile	29.0%	28.0%
Expedite	33.7%	33.7%
Global Forwarding	11.1%	13.8%

Overall Net Revenue % by Service Offering	21.6%	20.7%

Direct Operating Expense by Service Offering
Truckload and Intermodal	$22.2	$—
Last Mile	8.0	4.0

Total Direct Operating Expense by Service Offering	$30.2	$4.0

Logistics

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2015	2014	$ Variance	Change %
Net revenue	$140.8	$—	$140.8	100.0%
Direct operating expense	121.0	—	121.0	100.0%
SG&A expense
Salaries & benefits	5.1	—	5.1	100.0%
Other SG&A expense	1.7	—	1.7	100.0%
Purchased services	0.6	—	0.6	100.0%
Depreciation & amortization	6.0	—	6.0	100.0%

Total SG&A expense	13.4	—	13.4	100.0%

Operating income	$6.4	$—	$6.4	100.0%

Accelerated amortization of trade names	0.4	—	0.4	100.0%
Other depreciation & amortization	13.3	—	13.3	100.0%

EBITDA	$20.1	$—	$20.1	100.0%

XPO Corporate

Summary of Sales, General & Administrative Expense

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2015	2014	$ Variance	Change %
SG&A expense
Salaries & benefits	$7.5	$9.9	$(2.4)	-24.2%
Other SG&A expense	2.4	3.6	(1.2)	-33.3%
Purchased services	4.5	7.5	(3.0)	-40.0%
Depreciation & amortization	0.4	0.5	(0.1)	-20.0%

Total SG&A expense	$14.8	$21.5	$(6.7)	-31.2%

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of Net Loss to EBITDA

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2015	2014	Change %
Net loss available to common shareholders	$(15.4)	$(29.1)	-47.1%
Preferred dividends	(0.7)	(0.8)	-12.5%

Net loss	(14.7)	(28.3)	-48.1%

Debt commitment fees(1)	—	4.5	-100.0%
Loss on conversion of convertible senior notes(1)	6.5	2.3	182.6%
Other interest expense	16.6	3.3	403.0%
Income tax benefit	(13.6)	(3.3)	312.1%
Accelerated amortization of trade names	0.5	—	100.0%
Other depreciation & amortization	33.3	11.3	194.7%

EBITDA	$28.6	$(10.2)	-380.4%

Transaction & integration costs	0.6	10.8	-94.4%

Adjusted EBITDA	$29.2	$0.6	4766.7%

(1)	Debt commitment fees and loss on conversion of convertible senior notes are recorded in interest expense.

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of GAAP Net Loss and Net Loss Per Share to Adjusted Net Loss and Net Loss Per Share

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2015	2014
GAAP net loss available to common shareholders	$(15.4)	$(29.1)
Transaction and integration costs	0.6	10.8
Debt commitment fees(1)	—	4.5
Loss on conversion of convertible senior notes(1)	6.5	2.3
Accelerated amortization of trade names	0.5	—
Tax impact of above adjustment	(2.1)	(5.2)

Adjusted net loss available to common shareholders	$(9.9)	$(16.7)

Adjusted basic loss per share
Adjusted net loss	$(0.13)	$(0.40)
Adjusted diluted loss per share
Adjusted net loss	$(0.13)	$(0.40)
Weighted average common shares outstanding
Basic weighted average common shares outstanding	78.8	41.3
Diluted weighted average common shares outstanding	78.8	41.3

(1)	Debt commitment fees and loss on conversion of convertible senior notes are recorded in interest expense.

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

XPO Logistics, Inc.

Consolidated Calculation of Diluted Weighted Shares Outstanding

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Basic weighted-average common shares outstanding	78,825,639	41,312,894

Potentially Dilutive Securities:
Shares underlying the conversion of preferred stock to common stock	10,476,430	10,503,286
Shares underlying the conversion of the convertible senior notes	5,171,353	7,741,643
Shares underlying warrants to purchase common stock	8,776,365	8,004,967
Shares underlying stock options to purchase common stock	633,392	529,385
Shares underlying restricted stock units and performance-based restricted stock units	1,025,632	565,825

	26,083,172	27,345,106

Diluted weighted-average common shares outstanding	104,908,811	68,658,000

Note: For dilution purposes, GAAP requires diluted shares to be reflected on a weighted average basis, which takes into account the portion of the period in which the diluted shares were outstanding. The table above reflects the weighted average diluted shares for the periods presented. The impact of this dilution was not reflected in the earnings per share calculations on the Condensed Consolidated Statements of Operations because the impact was anti-dilutive. The treasury method was used to determine the shares underlying the warrants, stock options, RSUs and PRSUs with an average closing market price of common stock of $41.90 per share and $28.85 per share for the three-months ended March 31, 2015 and 2014, respectively.